SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant [X]

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[ ]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[X]	Soliciting Material Pursuant to Rule 14a-12

HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Barron’s Mailbag:
Where Charity Begins
Barron’s via Dow Jones
January 19, 2002

   To the Editor:

     In reaching its decision to oppose the merger of Hewlett-Packard and Compaq, the William and Flora Hewlett Foundation was steered not by any Hewlett family member, but by its independent determination that the merger will not create value and is not in the best interests of H-P or its stockholders.

     Contrary to Thomas G. Donlan’s assertion in his recent editorial (“How Firm a Foundation,” December 17), the purpose of the Foundation is not to “hold control from beyond the grave” — a purpose that William Hewlett could hardly have had in mind, given that the foundation’s interest in H-P shortly before his death was as low as 2% of its assets (equivalent to 0.1% of the company).

     Even if one aggregates the H-P shares currently held by the foundation with those held by Mr. Hewlett’s revocable trust, those holdings amount to only an approximate 5.6% interest in H-P, which is far from a controlling stake. The Foundation’s purpose is, as stated in its articles of incorporation, “to promote the well-being of mankind by supporting selected activities of a charitable nature, as well as organizations or institutions engaged in such activities,” including, to name just a few, the Johns Hopkins University Institute for Policy Studies, various foundations for neighborhood improvement projects and the Boys and Girls Clubs of Silicon Valley.

     Also, contrary to Donlan’s assertion, the foundation is quite diversified. In fact, shares of H-P stock constituted only approximately 19% of the foundation’s assets as of yearend 2001. While the foundation will continue to receive additional H-P shares as a result of distributions from Mr. Hewlett’s revocable trust, the foundation will also continue the diversification strategy it began more than 15 years ago. That diversification strategy includes an asset allocation policy among domestic and international stocks, bonds and real estate as well as alternative investments such as private equity and absolute return strategies.

     The determination as to whether the foundation would support the merger of H-P and Compaq was made by an independent stock committee of experienced business and investment experts. No Hewlett family member currently serves or has ever served on the independent stock committee. In making its decision, none of the stock committee members discussed the merger with, or was influenced by, any member of the Hewlett family. Our stock committee’s sole concern was one of value: Is the foundation’s investment in H-P likely to be more or less valuable if H-P merges with Compaq?

     Our stock committee determined, with the input of outside investment experts, that the merger is likely to be detrimental to the value of our investment in H-P in both the short and the long term.

Laurance R. Hoagland Jr.
Vice President and Chief Investment Officer
The William and Flora Hewlett Foundation
Menlo Park, California

IMPORTANT INFORMATION

On December 27, 2001, Walter B. Hewlett, Edwin E. van Bronkhorst and The William R. Hewlett Revocable Trust (the “Trust”) filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of Hewlett-Packard Company in connection with a meeting of stockholders of Hewlett-Packard to be held for the purpose of voting on various matters relating to the possible merger transaction involving Hewlett-Packard and Compaq Computer Corporation (the “Proposed Merger”). This preliminary proxy statement was revised by Amendment No. 1 to the Schedule 14A filed with the Securities and Exchange Commission on January 14, 2002 (the “Revised Preliminary Proxy Statement”). Mr. Hewlett, Mr. van Bronkhorst and the Trust will prepare and file with the Securities and Exchange Commission a definitive proxy statement relating to their opposition to the Proposed Merger and may file other proxy solicitation materials regarding the Proposed Merger. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Revised Preliminary Proxy Statement is, and the definitive proxy statement (when it becomes available) will be, available for free at www.sec.gov, along with any other relevant documents. You may also obtain a free copy of the Revised Preliminary Proxy Statement, or the definitive proxy statement (when it becomes available), by contacting MacKenzie Partners at 212-929-5500, or by sending an email to proxy@mackenziepartners.com.

Information regarding the names, affiliation and interests of persons who may be deemed to be participants in our solicitation of proxies of Hewlett-Packard’s stockholders is available in the Revised Preliminary Proxy Statement filed with the SEC on January 14, 2002.

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